Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Atari Inc. on Form S-3 of our report dated June 11, 2004, appearing in the Annual Report on Form 10-K of Atari Inc. for the year ended March 31, 2004 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
July 1, 2004